EXHIBIT 2.5

EXECUTION COPY

EBAY INC.

AND

EBAY INTERNATIONAL AG

AND

SONORIT HOLDING, AS

AND

SPRINGBOARD GROUP S.À.R.L.

(FORMERLY SLP III CAYMAN DS IV HOLDINGS S.À.R.L.)

AMENDMENT NO. 4 TO AGREEMENT FOR THE SALE AND

PURCHASE OF THE ENTIRE SHARE CAPITAL OF

SKYPE LUXEMBOURG HOLDINGS S.À.R.L.,

SKYPE INC.,

AND

SONORIT HOLDING, AS

THIS AMENDMENT NO. 4 is made on 19 November 2009 (this “Amendment”):

AMONG:

(1)	EBAY INC., a company incorporated under the laws of Delaware, having its corporate headquarters at 2145 Hamilton Avenue, San Jose, California, 95125, United States; and

(2)	EBAY INTERNATIONAL AG, a Swiss company, having its registered office at Helvetiastrasse 15/17, CH-3005, Bern, Switzerland; and

(3)	SONORIT HOLDING, AS, a Norwegian company, having its registered office at P.O. Box 2374 Solli, O204 Oslo, Norway; and

(4)	SPRINGBOARD GROUP S.À.R.L. (FORMERLY SLP III CAYMAN DS IV HOLDINGS S.À.R.L.), a Luxembourg private limited liability company (société à responsabilité limitée), having its registered office at 65 Boulevard Grande-Duchesse Charlotte, L-1331 Luxembourg, and registered with the Luxembourg Trade and Companies Register under number B 141.496.

WHEREAS the parties entered into an Agreement for the sale and purchase of the entire share capital of Skype Luxembourg Holdings S.à.r.l., Skype Inc. and Sonorit Holding, AS on 1 September 2009, as amended on 14 September 2009, and as further amended on 19 October 2009, 21 October 2009 and 5 November 2009 (the “SPA”); and

WHEREAS, the parties wish to amend certain terms of the SPA as set forth in this Amendment.

NOW THEREFORE, THE PARTIES AGREE as follows:

1.	AMENDMENTS

1.1	Clause 10.1 of Schedule 4 to the SPA is amended by replacing clause (v) with the following:

“(v) the Intellectual Property, IT Assets, rights, contracts or other assets owned or controlled by any Seller’s Group Undertaking (other than any Group Company).”

1.2	A new clause 10.1A is added to Schedule 4 to the SPA as follows:

“To the knowledge of the Sellers, the Group Companies have received from the Sellers, at or prior to Completion, all of the Intellectual Property, IT Assets, rights, contracts and other assets owned or controlled by any Seller’s Group Undertaking (other than any Group Company) reasonably necessary to enable the Group Companies to conduct the Business, immediately after giving effect to the Completion in substantially the same manner as the Business has been operated by the Sellers in the past, other than (i) assets that, individually and in the aggregate, are not material to such business, (ii) assets and properties being provided pursuant to the Transitional Services Agreement, (iii) Excluded Services as defined under the Transitional Services Agreement, and (iv) rights to any office facilities identified in the Office Transition Agreement; provided that, solely for purposes of this clause 10.1A of Schedule 2 to this Agreement, the reference to “the knowledge of the Sellers” shall mean the actual knowledge of each of Michael Jacobson and Emily Ward, at the date of this Agreement, after reasonable inquiry of the individuals reporting to Emily Ward. Nothing in this clause 10.1A constitutes a representation or warranty with respect to non-infringement of any Intellectual Property owned or controlled by any person other than any Seller Group Undertaking, or title or the condition of any assets or properties (whether real or personal, tangible or intangible, owned, leased or held under license), any and all representations or warranties with respect to which are set forth in other clauses of this Schedule 4.”

1.3	A new paragraph 2.8 is added to Schedule 5 to the SPA as follows:

“a Relevant Claim for breach of any Sellers’ Warranty set out in paragraph 10.1A (insofar as it relates to Intellectual Property) of Schedule 4 unless the Buyer has notified the Sellers of the Relevant Claim stating in reasonable detail the nature of the Relevant Claim and, if reasonably practicable, the amount claimed on or before the date which is three years from the Completion Date;”

1.4	Annex J to the SPA is hereby amended and restated its entirety in the form attached as Annex A to this Amendment.

2.	MISCELLANEOUS

2.1	The provisions of this Amendment shall take effect immediately upon execution of this Amendment.

2.2	Except as expressly amended pursuant to clause 1 of this Amendment, the SPA, and all rights and obligations of the parties thereunder and under all schedules and annexes thereto, shall remain in full force and effect. This Amendment shall not, except as expressly provided herein, be deemed to be a consent to any waiver or modification of any other terms or provisions of the SPA.

2.3	This Amendment (including any non-contractual obligations arising out of or in connection with it) is governed by English law.

2.4	This Agreement may be executed in any number of counterparts (including by way of electronic transmission in .PDF format or by fax), each of which when executed and delivered is an original and all of which together evidence the same agreement.

2.5	The parties agree that this Amendment is intended to and shall take effect as a simple contract varying the SPA for good and valuable consideration and each party agrees that it shall not argue to the contrary.

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EXECUTED on behalf of

EBAY INC., a company incorporated under the laws of Delaware,

By:	/S/ MICHAEL R. JACOBSON
Title:	Senior Vice President, Legal Affairs, General Counsel and Secretary

being a person who, in accordance with the laws of that territory, is acting under the authority of the company.

EXECUTED on behalf of

EBAY INTERNATIONAL AG, a company incorporated under the laws of Switzerland,

By:	/s/ NICHOLAS STAHEYEFF
Title:	Vice President, CFO eBay International AG

being a person who, in accordance with the laws of that territory, is acting under the authority of the company.

EXECUTED on behalf of

SONORIT HOLDINGS, AS, a company incorporated under the laws of Norway,

By:	/s/ ROBERT MILLER
Title:	Director

being a person who, in accordance with the laws of that territory, is acting under the authority of the company.

EXECUTED on behalf of

SPRINGBOARD GROUP S.À.R.L., a company incorporated under the laws of Luxembourg,

By:	/s/ JAMES DAVIDSON
Title:	A Manager

being a person who, in accordance with the laws of that territory, is acting under the authority of the company.

ANNEX A

Cross-License Agreement